                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            ST. JOSEPH LIGHT & POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998
                        ST. JOSEPH, MISSOURI 64502-0998

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 21, 1997

                            ------------------------

    The Annual Meeting of Shareholders of St. Joseph Light & Power Company will be held at The Albrecht-Kemper Museum of Art, 2818 Frederick Avenue, St. Joseph, Missouri, at 9 o'clock A.M., local time, on May 21, 1997 for the following purposes:

    (1) To elect three Class I directors to serve until the 2000 Annual Meeting of Shareholders and until their successors have been elected and qualified;

    (2) To approve the appointment of Arthur Andersen LLP as independent auditors for 1997; and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of Common Stock of record at the close of business on April 2, 1997 are entitled to notice of and to vote at the meeting or any adjournments thereof.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

                                           By Order of the Board of Directors:
                                                      GARY L. MYERS
                                           Vice President, General Counsel and
                                                        Secretary

St. Joseph, Missouri
April 7, 1997

                        ST. JOSEPH LIGHT & POWER COMPANY
                       520 FRANCIS STREET, P. O. BOX 998
                        ST. JOSEPH, MISSOURI 64502-0998

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1997

    The accompanying proxy is solicited by the Board of Directors of St. Joseph Light & Power Company and is for use at the Annual Meeting of Shareholders on May 21, 1997 and any adjournments thereof. This proxy statement and the form of proxy will be first sent or given to shareholders on or about April 7, 1997.

    A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice of the termination thereof to the Secretary of the Company, by executing a proxy bearing a later date which is voted at the meeting or by attending the meeting and either voting in person or revoking the proxy by verbal or written notice to the Secretary. Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of the named Class I director nominees, and for the approval of Arthur Andersen LLP as independent auditors. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon at their discretion.

    The solicitation will be made primarily by mail, but shareholders may be solicited personally or by telephone by employees or agents of the Company who will not receive special compensation for such services. All costs of soliciting proxies will be borne by the Company. Upon request, brokers and nominees will be reimbursed for reasonable out-of-pocket expenses incurred by them in forwarding proxy material to beneficial owners of the Company's Common Stock.

    The Board of Directors has fixed the close of business on April 2, 1997 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders on May 21, 1997 and any adjournments thereof. As of April 2, 1997, 7,968,369 shares of Common Stock were outstanding and entitled to vote. Each such share is entitled to one vote on all matters brought before the meeting. Any shares held in the Automatic Dividend Reinvestment and Optional Cash Payment Plan will be voted in accordance with the direction given on the proxy.

                               VOTING INFORMATION

    If a quorum is present, the affirmative vote of a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting is required to elect each Class I director. Accordingly, withholding authority to vote for a director nominee will not prevent such nominee from being elected. In accordance with the Missouri General and Business Corporation Law, the Company's Bylaws do not permit cumulative voting in the election of directors.

    For each matter other than the election of directors, if a quorum is present, the affirmative vote of a majority of the shares entitled to vote on such matter and represented in person or by proxy at the meeting is required for approval of such matter. Accordingly, an abstention with respect to such matter will be treated as a vote against such matter.

    If a proxy is marked to indicate that all or a portion of the shares represented by such proxy are not being voted with respect to one of the matters to be considered at the meeting, such non-voted shares will not be considered present and entitled to vote on such matter. Accordingly, non-voted shares with respect to a matter will not affect the outcome of such matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS
        INFORMATION ABOUT NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

    The Restated Articles of Incorporation (the "Articles") of the Company provide that members of the Company's Board of Directors shall be divided into three classes with each Class term to be for three years. The terms of the three directors in Class I expire at the 1997 Annual Meeting.

    The Board of Directors, upon the recommendation of its Nominating Committee, has nominated Messrs. Daniel A. Burkhardt, James P. Carolus and Terry F. Steinbecker for election to the Board of Directors to serve as members of Class I until the 2000 Annual Meeting of Shareholders and upon election and qualification of their successors. Messrs. Burkhardt, Carolus and Steinbecker are presently members of the Board and were elected to the office by vote of the shareholders.

    All proxies will be voted for the nominees below to serve as Class I directors, unless authority to do so is withheld. If a nominee becomes unavailable for election to the Board of Directors, the proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

    The following information is supplied for each person nominated for election as a director, as well as each person whose term of office as a director will continue after the meeting. Each nominee and continuing director has been engaged in his principal occupation for at least the last five years unless otherwise noted.

                                                                                                                DIRECTOR
                                                                                                              CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                       AGE           SINCE
----------------------------------------------------------------------------------------------      ---      ---------------
Class I -- Nominees for Term Expiring in 2000:

  Daniel A. Burkhardt.........................................................................          49           1988

    General Partner, The Jones Financial Companies (investment banking and retail securities firm), St. Louis, Missouri. Director: Essex County Gas Company, Amesbury, Massachusetts;
      Mid-America Realty Investments, Inc., Omaha, Nebraska; CIP Management, Inc., St. Louis,
      Missouri; Southeastern Michigan Gas Enterprises, Port Huron, Michigan.

  James P. Carolus............................................................................          46           1989

    President and Chief Executive Officer, Hillyard Industries, Inc. (manufacturer of maintenance cleaning products), St. Joseph, Missouri.

  Terry F. Steinbecker........................................................................          51           1985

    President and Chief Executive Officer of the Company, St. Joseph, Missouri.

                                                                                                                DIRECTOR
                                                                                                              CONTINUOUSLY
NAME AND PRINCIPAL OCCUPATION                                                                       AGE           SINCE
----------------------------------------------------------------------------------------------      ---      ---------------
Class II -- Continuing Directors for Term Expiring in 1998:

  John P. Barclay, Jr.........................................................................          67           1974

    Chairman, President and Chief Executive Officer, Wire Rope Corporation of America, Inc.
      (manufacturer and distributor of wire rope and wire rope products), St. Joseph,
      Missouri.

  William J. Gremp............................................................................          54           1995

    Managing Director and Senior Vice President, First Union Capital Markets Group (banking),
      Charlotte, North Carolina since 1996; Manager and Managing Director, The Chase Manhattan
      Bank Global Power Division from 1989 to 1996.

  David W. Shinneman..........................................................................          58           1994

    President, Shinneman Management Company (owner and operator of McDonald's restaurants),
      St. Joseph, Missouri.

Class III -- Continuing Directors for Term Expiring in 1999:

  Richard M. Burridge.........................................................................          68           1987

    Chairman, The Burridge Group Inc. (money manager), Chicago, Illinois. Director: Fort
      Dearborn Income Securities, Chicago, Illinois; Lincoln National Income Fund, Chicago,
      Illinois; Lincoln National Convertible Fund, Chicago, Illinois; Cincinnati Financial
      Corp., Cincinnati, Ohio.

  Robert L. Simpson...........................................................................          63           1983

    General Partner, St. Joseph Riverboat Partners (riverboat casino), St. Joseph, Missouri since 1994. Consultant, Hawthorn Financial Corporation doing business as Burnham Colman
      McMurray Hatten & Squires (insurance brokers), St. Joseph, Missouri from 1993 to 1996;
      President, Hawthorn Financial Corporation for the preceding 5-year period.

  Gerald R. Sprong............................................................................          63           1976

    President and Chief Executive Officer, The Morris Plan Company of St. Joseph (financial management and lending), St. Joseph, Missouri; Director, President and Chief Executive
      Officer, First Savings Bank, F.S.B., Manhattan, Kansas; President and Chief Executive
      Officer, Noble Properties of Iowa, L.L.C. (ownership & management of hotels), Des
      Moines, Iowa since 1996.

------------------------

    The Company has transactions in the ordinary course of business with firms, including borrowings from banks, in which various members of its Board of Directors hold directorships.

COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

    The Executive Committee was established in January 1987 and has held no meetings to date. The Executive Committee is empowered generally to act on any item upon which the full Board may act with the exception of the declaration of dividends. Messrs. Barclay, Carolus, Simpson, Sprong and Steinbecker comprise the Executive Committee.

    The Audit Committee reviews the work of the independent auditors. Its functions are to: recommend to the Board of Directors independent auditors to be selected; discuss with the independent auditors the scope and results of their audit; discuss with the independent auditors and management the Company's accounting principles, policies and practices and its reporting policies and practices; and discuss with the independent auditors and internal auditors the adequacy of the Company's internal accounting controls and the Company's financial matters. The Audit Committee held two meetings in 1996. Messrs. Barclay, Burkhardt, Gremp, and Simpson comprise the Audit Committee.

    The Compensation Committee reviews management's evaluation of the performance of Company officers and officers' compensation arrangements; recommends to the Board at each annual meeting of the Board a slate of officers to be elected for the following year and the compensation level of each; and recommends the compensation to be paid to outside directors for the following year. The Compensation Committee held two meetings in 1996. Messrs. Burridge, Carolus, Shinneman and Sprong comprise the Compensation Committee.

    The Nominating Committee establishes criteria and procedures for the election of directors; reviews management's evaluation of any officers proposed for nomination to the Board; reviews the qualifications of and, when necessary and appropriate, interviews candidates who may be proposed for nomination; recommends to the full Board not less than 90 days prior to each Annual Meeting of Shareholders directors to be elected at such Annual Meeting of Shareholders; recommends to the Board any changes in the structure, size or function of the Board as such Committee deems appropriate; and performs such other duties in connection with the election or termination of directors as the Board may request. The Nominating Committee held no meetings in 1996. Although the Committee does not actively solicit recommendations from shareholders, the Board of Directors has adopted procedures whereby shareholders may nominate candidates for positions on the Board of Directors. These procedures are contained in the Company's Bylaws and, among other requirements contained therein, require the shareholder making the nomination to do so in writing to the Company's corporate secretary at least 30 days but no more than 90 days prior to the anniversary date of the record date for the determination of shareholders entitled to vote in the immediately preceding annual meeting of shareholders. Any nomination made in accordance with such procedures will be considered by the Committee. Messrs. Burridge, Carolus, Shinneman and Simpson comprise the Nominating Committee.

    The Strategic Planning Committee reviews management's strategic planning processes; reviews the Company's annual Strategic Plan; provides input concerning specific strategies to provide long-term growth; meets with management to discuss the Strategic Plan and to monitor management's progress; and makes an annual report to the Board of Directors. The Strategic Planning Committee held three meetings in 1996. Messrs. Barclay, Burkhardt, Gremp and Sprong comprise the Strategic Planning Committee.

    All outside directors are compensated for services as a director at the rate of $1,000 per month plus $600 for each board meeting attended. Each outside director also receives $600 for attendance at each meeting of a board committee of which he is a member. In addition, in accordance with the St. Joseph Light & Power Company Long-Term Incentive Plan for Non-Employee Directors, approved at the May 15, 1996 Annual Meeting of Shareholders, on the date of each annual meeting of shareholders beginning with the 1996 Annual Meeting of Shareholders, each person who is an outside director immediately after the meeting is granted a stock option to purchase 2,000 shares of Company common stock at a purchase price per share equal to the fair market value of a share of common stock on the date of grant. Each option is fully exercisable on its date of grant and expires ten years after its date of grant. Also, each person who is elected a director at an annual meeting of shareholders is granted a restricted stock award for 1,000 shares of common stock. The restriction period on the restricted stock award expires on the first to occur of the third anniversary of the date of grant and the date the holder of the award ceases to serve as a director.

    The Board of Directors held six regular meetings in 1996. During 1996, all members of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board and of meetings of committees on which they served. Also, each member of the Board of Directors entered into an Indemnification Agreement effective December 1, 1993 (Mr. Shinneman's was effective July 20, 1994 and Mr. Gremp's was effective May 17, 1995). Each agreement provides for indemnification of the director in the event of settlement of a claim or lawsuit arising out of the performance of the respective director's duties.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table indicates beneficial ownership of the Company's Common Stock as of April 2, 1997 of directors, nominees for director and executive officers named in the Summary Compensation Table below and directors and executive officers as a group.

                                                                           AMOUNT AND NATURE OF
                                                                           BENEFICIAL OWNERSHIP
                                  NAME                                              (1)             PERCENT OF CLASS
------------------------------------------------------------------------  -----------------------  -------------------
John P. Barclay, Jr.....................................................             1,900                    (2)
Daniel A. Burkhardt.....................................................             1,949                    (2)
Richard M. Burridge.....................................................             3,275                    (2)
James P. Carolus........................................................             1,976                    (2)
William J. Gremp........................................................             1,045                    (2)
Gary L. Myers...........................................................             8,365                    (2)
David W. Shinneman......................................................             1,210                    (2)
Robert L. Simpson.......................................................             5,000                    (2)
Gerald R. Sprong........................................................             5,441                    (2)
Terry F. Steinbecker....................................................            19,920                    (2)
Larry J. Stoll..........................................................            15,234                    (2)
John A. Stuart, Jr. ....................................................             5,858                    (2)
Dwight V. Svuba.........................................................            10,162                    (2)
All directors and executive officers as a group.........................            81,335                    (2)

------------------------

(1) In each case, the individual and each member of the group has sole voting and investment discretion with respect to the shares beneficially owned by such individual or member.

(2) Less than one percent.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information of the President and Chief Executive Officer and the four other most highly compensated executive officers during 1996 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                                 AWARDS
                                                                        ------------------------
                                                                           AWARDS       PAYOUTS
                                                                        -------------  ---------
                                                 ANNUAL COMPENSATION     RESTRICTED      LTIP
                                               -----------------------  STOCK AWARDS    PAYOUTS        ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR     SALARY ($)   BONUS ($)      ($)(A)       ($)(B)    COMPENSATION ($)(C)
----------------------------------  ---------  ----------  -----------  -------------  ---------  -------------------
T. F. Steinbecker.................       1996  $  208,325   $  55,676     $       0    $  88,099       $   5,614
  President and Chief                    1995     199,307      25,263             0            0           4,980
  Executive Officer                      1994     194,522      51,109        19,479            0           4,656

G. L. Myers.......................       1996     123,334      26,250             0       30,181           4,006
  Vice President-                        1995     103,113      10,500             0            0           3,399
  General Counsel & Secretary            1994     100,900      21,000         6,005            0           3,306

L. J. Stoll.......................       1996     128,100      26,901             0       36,808           4,149
  Vice President-                        1995     125,798           0             0            0           4,000
  Finance, Treasurer & Assistant         1994     122,436      25,620         9,172            0           3,966
    Secretary

J. A. Stuart, Jr..................       1996     119,957      25,746             0       30,181           3,905
  Vice President-                        1995     112,353      11,560             0            0           2,874
  Customer Services                      1994      91,086           0             0            0             255

D. V. Svuba.......................       1996     125,013      26,649             0       34,686           4,541
  Vice President-                        1995     119,296      12,190             0            0           4,443
  Energy Supply                          1994     115,000      24,150         8,634            0           4,314

------------------------

(A) As of December 31, 1996, the value and number of restricted shares held by the named executive officers were as follows: $94,803 for Mr. Steinbecker -- 6166 shares; $32,241 for Mr. Myers -- 2097 shares; $39,975 for Mr. Stoll -- 2600 shares; $30,181 for Mr. Stuart -- 1963 shares; and $37,669 for Mr. Svuba -- 2450 shares, without giving effect to the diminution in value attributable to the restrictions on such shares. Dividends are paid on these restricted shares at the same rate and at the same time as on shares of Common Stock.
    As of December 31, 1996, the value and number of performance-based restricted shares awarded under the Long-Term Incentive Plan (the "Plan") which was adopted at the May 18, 1994 Annual Meeting of Shareholders were as follows: $234,623 for Mr. Steinbecker -- 15,260 shares; $87,699 for Mr. Myers -- 5704 shares; $98,523 for Mr. Stoll -- 6408 shares; $87,576 for Mr. Stuart -- 5696 shares; and $93,296 for Mr. Svuba -- 6068, without giving effect to the diminution in value attributable to the performance and restrictions on such shares. Dividends are not paid on these shares of restricted stock so long as they are subject to performance-based conditions.

(B) Reflects performance-based restricted stock awards earned under the Plan. These awards were earned for the first performance cycle -- January 1, 1994 through December 31, 1996. The dollar figures shown equate into actual shares as follows: Mr. Steinbecker 5730 shares; Mr. Myers 1963 shares; Mr. Stoll 2394 shares; Mr. Stuart 1963 shares; and Mr. Svuba 2256 shares. These shares vest at the end of three years from the date of award, i.e., March 17, 2000, and are reflected in the restricted stock holdings set forth in the first paragraph of Note (A).

(C) The amounts shown in this column for the last fiscal year are derived as follows: Mr. Steinbecker -- $864 Company-paid term life insurance premium in excess of $50,000 group term amount and $4,750 Company-paid 401(k) Plan match; Mr. Myers -- $306 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,700 Company-paid 401(k) Plan match; Mr. Stoll -- $306 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,843 Company-paid 401(k) Plan match; Mr. Stuart -- $306 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,599 Company-paid 401(k) Plan match; and Mr. Svuba -- $864 Company-paid term life insurance premium in excess of $50,000 group term amount and $3,677 Company-paid 401(k) Plan match.

    The following table sets forth the number of shares of restricted stock, which are subject to Stock Awards granted in 1996 for the 1996-1998 performance cycle under the Plan.

                      LONG-TERM INCENTIVE PLANS -- AWARDS
                              IN LAST FISCAL YEAR

                                                                                                   ESTIMATED FUTURE
                                                                                 PERFORMANCE        PAYOUTS UNDER
                                                                                  OR OTHER            NON-STOCK
                                                                                PERIOD UNTIL      PRICE-BASED PLANS
                                                                    NUMBER OF   MATURATION OR  ------------------------
NAME                                                                 SHARES        PAYOUT       THRESHOLD     MAXIMUM
-----------------------------------------------------------------  -----------  -------------  -----------  -----------
T.F. Steinbecker.................................................       3,440       3 Years         3,440        6,880
G.L. Myers.......................................................       1,418       3 Years         1,418        2,836
L.J. Stoll.......................................................       1,454       3 Years         1,454        2,908
J.A. Stuart, Jr..................................................       1,312       3 Years         1,312        2,624
D.V. Svuba.......................................................       1,384       3 Years         1,384        2,768

------------------------

(1) For each Stock Award, a Threshold Goal for each participant is established by applying a formula of 30 percent of base salary in the case of the President and 20 percent for all other officers. This product is then converted to a number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a Performance Cycle. At the end of a Performance Cycle, the Company's Total Shareholder Return will be compared to that of the peer group and the amount of a Stock Award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the Threshold Goal for a participant which is earned will range from (i) 0 percent (no payout) if the Company's percentile ranking of its Total Shareholder Return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its Total Shareholder Return is at the 80th percentile or greater.

    The following table shows estimated annual pension benefits payable to the named executive officers under the Company's non-contributory defined benefit pension plan (the "Pension Plan") and the Supplemental Executive Retirement
Plan:

                               PENSION PLAN TABLE

                                                                            YEARS OF SERVICE
                                                       ----------------------------------------------------------
REMUNERATION                                               15          20          25          30          35
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$100,000.............................................  $   75,000  $   75,000  $   75,000  $   75,000  $   75,000
 125,000.............................................      93,750      93,750      93,750      93,750      93,750
 150,000.............................................     112,500     112,500     112,500     112,500     112,500
 175,000.............................................     131,155     131,250     131,250     131,250     131,250
 200,000.............................................     148,109     150,000     150,000     150,000     150,000
 225,000.............................................     165,064     168,750     168,750     168,750     168,750
 250,000.............................................     187,500     187,500     187,500     187,500     187,500

    Directors who are not employees of the Company are excluded from participating in the Pension Plan and Supplemental Executive Retirement Plan.

    Covered compensation is salary and includes substantially all compensation shown in the salary column of the Summary Compensation Table. The pension benefits shown above assume retirement at age 65 in 1996 and that the retiree has elected a 50 percent qualified joint and survivor benefit and the spouse is age 63. The pension benefits shown above are not subject to any deduction for social security benefits received by employees or for any other offset amounts, except as noted in the next paragraph.

    The Supplemental Executive Retirement Plan provides executive officers of the Company a supplement to the benefits payable under the Pension Plan as limited by the Internal Revenue Code up to the amount, which when aggregated with payments made from the Pension Plan and Social Security benefits would equal a maximum of 75 percent of the benefit otherwise payable under the Plan without the limitations of the Code calculated on the basis of the officer's final annual salary. Benefits are calculated at three percent per year of final annual salary up to a maximum of 25 years of service. The Supplemental Executive Retirement Plan also provides that in the event of a change in control of the Company generally defined as, subject to certain exceptions, the acquisition by an entity of 20 percent or more of the outstanding Common Stock of the Company, a change in the individuals who comprise the Board of Directors or approval by the shareholders of a merger of the Company or sale of substantially all of its assets, a participant will be credited with three additional years of service (with total credited years not to exceed 25). At December 31, 1996, Messrs. Steinbecker, Myers, Stoll, Stuart and Svuba had 22, 17, 22, 2 and 30 years, respectively, of service.

    Messrs. Steinbecker, Myers, and Stoll entered into employment contracts with the Company on January 17, 1986. These contracts were amended effective December 1, 1990 and a contract entered into on the same date with Mr. Svuba, who was elected an officer on December 1, 1990. These contracts were amended again on November 19, 1993. Mr. Stuart entered into a contract effective May 18, 1994, the date on which he was made an officer. Each of the above contracts were amended effective March 20, 1996 generally to re-assign job functions and titles in accordance with the Company's February 1, 1996 re-organization. Each contract contains a three-year term and automatically renews for annual renewable one-year terms unless terminated by either party prior to its expiration date, which termination in the case of the Company requires 30 months notice to the employee. The Company is required to pay each named executive officer his unpaid salary (plus provide standard benefits for a three-year period) for the remainder of a contract term if he is terminated from employment for any reason other than "for cause". In addition, the Company is also required to pay a "gross up" amount, equal to any Federal excise tax levied or deemed owed, to each individual if a payment under the contract triggers such an excise tax. Compensation in each case is a specified minimum generally at the salary level shown in the Summary Compensation Table and salary adjustments may be made at the discretion of the Board of Directors. Based on the contracts' terms, the required termination notice and the compensation currently payable under the existing employment contracts, the maximum amounts which would be presently payable in the event of termination to Messrs. Steinbecker, Myers, Stoll, Stuart and Svuba would be approximately $565,600, $333,344, $341,600, $378,029 and
$338,400, respectively. In addition, the above contracts provide for indemnification to the executive officers in the event of settlement of a claim or lawsuit against the executive arising out of the performance of his corporate duties.

REPORT OF COMPENSATION COMMITTEE

    The Compensation Committee (the "Committee"), in conjunction with the Company's Human Resources department, has established and oversees the Company's salary administration program. The program is revised and updated taking into account national and local economic factors and the job markets for specific job classifications. The program's key components include a classification and grading system for every salaried Company position and an objective measurement of individual job performance through a formal appraisal process. The Committee also consulted with Watson Wyatt Worldwide throughout the year concerning officer compensation issues.

    Base salary continues to be an integral part of officer compensation. The annual bonus and long term incentive plans are also critical components of the compensation package and focus on short and long term shareholder value issues. While traditional employee benefits packages and perquisites are not considered by the Committee to be key components of officer compensation, the Committee examines these on an annual basis.

1996 PERFORMANCE APPRAISAL AND BASE SALARY DETERMINATION

    The Committee meets annually with the president in regard to individual performance plans and appraisals and makes salary adjustments for the officer group. This meeting has traditionally been held in March of each year. The Committee, as a part of this process, takes into account the Company's overall financial health and performance for the preceding fiscal year.

    In regard to the president's compensation, the Committee makes an evaluation annually within the framework of the Company's salary administration program and makes adjustments accordingly. This was the methodology used for the last fiscal year.

    The Committee examined the Company's mission statement and strategic plan to determine if the Company's objectives and goals were met for 1996. Such objectives and goals contained in the Company's strategic plan include items such as return on equity and increase in dividend rate. The Company's stock performance and earnings and expense control were also considered. The Committee also considered major challenges faced by the Company during 1996, work load, community service by the president, customer and employee satisfaction as evidenced by Company surveys, as well as other subjective factors. Based on the president's performance and the factors outlined above, the Committee assigned a grade. The Committee did not assign a weight to any of the objectives, goals or other factors considered by the Committee when evaluating 1996 performance. Following this appraisal process, the Committee met with the president for discussion.

CASH AWARDS FOR 1996

    The Committee also considered cash awards to the officers in accordance with the Officers' Annual Bonus Plan (the "Plan") approved by the Board of Directors in March 1996. Cash awards to officers of up to 25 percent in the case of the President and 20 percent for all other officers are earned if certain objective performance levels are attained. These performance levels are measured against two equally weighted performance criteria, return on equity and controllable expenses. The Plan also encompasses an objective ratepayer protection provision that compares the Company's residential electric rates to a peer group consisting of utilities participating in the Missouri Valley Electric Association (MVEA). In addition, no award shall be made for a plan year in which the total dividends per share payable on the Common Stock are not equal to or greater than dividends per share for the prior plan year. The Committee examined the performance criteria in regard to the incentive award formula and made its awards accordingly. With respect to cash awards made for 1996, the Company met its maximum targets for return on equity and for controllable expenses. Further, the Company increased its Common Stock dividend rate per share during the year. As a result, an award equal to one-hundred percent of the maximum was made for the covered employees. Each award was then adjusted in accordance with the ratepayer protection factor contained in the Plan. This factor for 1996 was 1.05 which corresponds to the Company's second to the lowest ranking in the 91 percentile of residential rates as compared with the other MVEA companies. In regard to the President, this award equaled $55,676.

    The MVEA companies were selected because, for purposes of the Plan, the Company believes a smaller peer group comprised of utilities in the same region as the Company would better reflect the weather and economic conditions facing the Company, resulting in a more accurate basis on which to measure short-term performance. The Company believes that shareholders consider a broader array of utilities when making investment decisions. Accordingly, for purposes of the performance graph, the S&P 500 Index is utilized.

    The Board, based upon the recommendation of the Committee, at its March 19, 1997 meeting amended the Plan to establish a new set of peer group utilities to replace the MVEA group. MVEA was disbanded in late 1996. The new peer group consists of regional utilities of which eight were in the former MVEA group. This new set of peer group utilities is comprised of: Arkansas Power & Light (Entergy), CILCORP, CIPSCO, Commonwealth Energy Systems, Empire District Electric, IES, Illinova, Interstate Power, Kansas City Power & Light, MidAmerican Energy, Oklahoma Gas and Electric, Public Service Co. of Oklahoma (Central and Southwest), Southwestern Electric Power (Texas Utilities), Union Electric, Utilicorp, and Western Resources.

    The Plan was also amended to allow the President and the Committee to award an additional cash bonus of up to 25 percent of an officer's base compensation. This award may be granted to an officer or group of officers who have exhibited extraordinary performance for that year. No such additional awards were made for 1996 performance.

LONG-TERM INCENTIVE PLAN (LTIP)

    The LTIP was recommended by the Board of Directors in March 1994 and adopted by the shareholders at the May 18, 1994 Annual Meeting of Shareholders. It establishes overlapping three year performance cycles (the first cycle running from January 1, 1994 to December 31, 1996, the second cycle from January 1, 1995 to December 31, 1997 and so on) with the stock awards granted on the first day of a performance cycle. These awards are not earned, however, until the Company's total shareholder return is measured against a peer utility group (the EEI 100 Index of Investor-Owned Electrics) and determined on the basis of its percentile ranking. The Company officers are currently the only group eligible to participate.

    For each Stock Award, a Threshold Goal for each participant is established by applying a formula of 30 percent of base salary in the case of the President and 20 percent for all other officers. This product is then converted to number of shares of Common Stock by dividing this product by the closing price of the Common Stock as of the first business day of a Performance Cycle. At the end of a Performance Cycle, the Company's Total Shareholder Return will be compared to that of the peer group and the amount of a Stock Award which is earned, if any, will be determined based on the Company's "Percentile Performance" measured against the peer group. The percentage of the Threshold Goal for a participant which is earned will range from (i) 0 percent (no payout) if the Company's percentile ranking of its Total Shareholder Return is less than the 50th percentile to (ii) 200 percent if the Company's percentile ranking of its Total Shareholder Return is at the 80th percentile or greater.

    The Committee examined the Company's "Percentile Performance" for the three-year performance cycle ended December 31, 1996. It determined the Company's Total Shareholder Return to be in the 69th percentile which equates to an earned restricted stock award for each officer at 141% of the Threshold Goal. The first cycle restricted stock awards were therefore made as follows: Mr. Steinbecker--5,730 shares; Mr. Myers--1,963 shares; Mr. Stoll--2,394 shares; Mr. Stuart--1,963 shares; and Mr. Svuba--2,256 shares. These restricted stock awards will vest on the earliest to occur of March 17, 2000, termination of employment by reason of death, total disability or retirement or a change in control of the Company. These restricted stock awards will be forfeited if the grantee's employment is terminated prior to March 17, 2000 or prior to a change in control for any reason other than death, total disability or retirement.

    In conclusion, the Committee believes that compensation approved by the Committee should be a reasonable and deductible expense of the Company. Further, the Committee affirms its commitment to the retention and recruitment of a highly motivated, competent officer team and its integral role in the continuing success of the Company. The Committee believes that this commitment is being met and that the Company's compensation structure and benefits package are reasonable and serve the shareholder well.

                                          Respectfully submitted,
                                          The Compensation Committee:
                                          Richard M. Burridge
                                          James P. Carolus
                                          David W. Shinneman
                                          Gerald R. Sprong

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following line graph depicts information on total shareholder return over the last five years.

                 COMPARISON OF ST. JOSEPH LIGHT & POWER COMPANY
                 COMMON STOCK, S&P 500 INDEX AND EEI 100 INDEX*

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SAJ      S&P 500    EEI 100
1991         $100.00    $100.00    $100.00
1992          106.80     107.62     107.62
1993           95.05     118.47     119.59
1994           99.48     120.03     105.75
1995          131.32     165.14     138.56
1996          120.85     198.60     140.22

*Assumes (i) $100 invested on December 31, 1991 in each of the Company's Common
 Stock, the S&P 500 Index, and EEI 100 Index and (ii) quarterly reinvestment of dividends.

                                   PROPOSAL 2
                            APPOINTMENT OF AUDITORS

    The firm of Arthur Andersen LLP has audited the accounts of the Company since 1945. The firm has been recommended by the Board of Directors to serve as independent auditors for the year 1997 following the favorable recommendation of the Audit Committee.

    A representative of Arthur Andersen LLP is expected to be present at the shareholders' meeting. Such representative may make a statement and is expected to be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                             SHAREHOLDER PROPOSALS
                          FOR THE 1998 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Shareholders, shareholder proposals must be received by the Company, 520 Francis Street, P. O. Box 998, St. Joseph, Missouri 64502-0998, Attention: Office of the Corporate Secretary, no later than December 4, 1997. In addition, the Company's Bylaws establish an advance notice procedure for shareholder proposals to be brought before the 1998 Annual Meeting of Shareholders, including proposed nominations of persons for election to the Board of Directors. The 1998 Annual Meeting of Shareholders is expected to be held on May 20, 1998. A shareholder proposal or nomination intended to be brought before the 1998 Annual Meeting of Shareholders must be received by the Secretary on or after January 2, 1998 and on or prior to March 3, 1998.

                                 OTHER MATTERS

    ANYONE OWNING COMMON STOCK OF THE COMPANY AT THE RECORD DATE FOR THIS MEETING OR WHO SHALL IN GOOD FAITH REPRESENT TO THE COMPANY THAT HE WAS A BENEFICIAL OWNER OF COMMON STOCK ON SUCH DATE MAY, UPON WRITTEN OR ORAL REQUEST, OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY DIRECTING SUCH REQUEST TO THE OFFICE OF THE SECRETARY, 520 FRANCIS STREET, P. O. BOX 998, ST. JOSEPH, MISSOURI 64502-0998 [TELEPHONE (816) 387-6434].

    The Company knows of no other matters to be brought before the meeting. The enclosed form of proxy gives the proxies named therein discretionary authority to vote on any other matters properly presented at the meeting or any adjournments thereof.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IN THE ENVELOPE PROVIDED.

                                             By Order of the Board of Directors:
                                                            GARY L. MYERS
                                                       Vice President, General
                                                         Counsel & Secretary
St. Joseph, Missouri
April 7, 1997

PROXY                                                                     PROXY

                    ST. JOSEPH LIGHT & POWER COMPANY

                PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 21, 1997

    The undersigned hereby appoints T. F. STEINBECKER, G. L. MYERS and L. J. STOLL, and each of them, attorneys and proxies for the undersigned with full power of substitution to vote at the Annual Meeting of Shareholders of St. Joseph Light & Power Company on May 21, 1997 and any adjournments thereof all shares of Common Stock which the undersigned would be entitled to vote if personally present.

    UNLESS A CONTRARY VOTE IS SPECIFIED THIS PROXY WILL BE VOTED FOR EACH OF THE THREE NOMINEES FOR DIRECTOR AND FOR THE LISTED PROPOSAL. ANY SHARES HELD IN THE AUTOMATIC DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN WILL BE VOTED BY THE PLAN NOMINEE IN THE SAME MANNER AS SHARES REGISTERED IN THE PARTICIPANT'S NAME.

           PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE).

                      ST. JOSEPH LIGHT & POWER COMPANY

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


                                           FOR    WITHHELD   FOR ALL
1. ELECTION OF CLASS I DIRECTORS           ALL      ALL      (Except Nominee(s)
   (3-YEAR TERM EXPIRING IN 2000) --                          written below)
   NOMINEES: Daniel A. Burkhardt,          /  /     /  /       /  /
             James P. Carolus and
             Terry F. Steinbecker

_______________________________________________________________________________

                                            FOR     AGAINST    ABSTAIN
2. The appointment of Arthur Andersen,
   LLP as auditors for 1997.               /  /     /  /       /  /

3. In their discretion with respect to such other matters as may properly come before such meeting or any adjournments thereof.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSALS.


                                       Dated: ___________________________, 1997

                    Signature(s)_______________________________________________

                                _______________________________________________

                                Please sign exactly as your name appears on this card. For joint accounts each owner should sign.
THIS IS A PROXY -- SEE REVERSE  When signing as corporate officer, attorney, executor, administrator, trustee or guardian, please give full title as such.



                   -arrow-    FOLD AND DETACH HERE    -arrow-

                             YOUR VOTE IS IMPORTANT!

           PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.